Exhibit (5)(d)

                      SIMPLE INDIVIDUAL RETIREMENT ANNUITY
                              DISCLOSURE STATEMENT

RIGHT TO REVOKE YOUR SIMPLE IRA

This Disclosure Statement explains the rules governing a SIMPLE IRA. The term IRA will be used in this Disclosure Statement to refer to a SIMPLE IRA (under Internal Revenue Code (Code) section 408(p) and 408(b)) unless specified otherwise.

RIGHT TO REVOKE YOUR IRA

If you receive this Disclosure Statement at the time you establish your SIMPLE IRA, you have the right to revoke your SIMPLE IRA within seven (7) days of its establishment. If revoked, you are entitled to a full return of the Premiums you made to your SIMPLE IRA. The amount returned to you would not include an adjustment for such items as sales commissions, administrative expenses, or fluctuation in market value. You may make this revocation only by mailing or delivering a written notice to the Issuer at the address listed on the Application.

If you send your notice by first class mail, your revocation will be deemed mailed as of the postmark date.

If you have any questions about the procedure for revoking your SIMPLE IRA, please contact the Issuer listed on the Application.

   DISCLOSURE STATEMENT           -----------------------
   --------------------           -----------------------

REQUIREMENTS OF A SIMPLE IRA

A.CASH PREMIUMS - Your Premium must be in cash, unless it is a rollover.

B.MAXIMUM PREMIUM - The only Premiums  which may be made to your SIMPLE IRA  are employee elective deferrals under a qualified salary reduction agreement, employer contributions and other contributions allowed by Internal Revenue Code (Code) or related Regulations, which are made under a SIMPLE IRA plan maintained by your employer. Employee elective deferrals shall not exceed the lesser of 100 percent of your compensation for the calendar year or $7,000 for 2002, $8,000 for 2003, $9,000 for 2004, and $10,000 for 2005 with possible cost-of-living adjustments in 2006 and beyond. Your employer may make additional payments to your SIMPLE IRA within the limits prescribed in
  Code section 408(p). Your employer is required to provide you with information which describes the terms of its SIMPLE IRA plan.

C.CATCH-UP PREMIUMS - If you are age 50 or older by the close of the plan  year, you may make an additional Premium to your SIMPLE IRA. The maximum additional Premium is $500 for 2002, $1,000 for 2003, $1,500 for 2004, $2,000
  for 2005, $2,500 for 2006 with possible cost-of-living adjustments in year 2007 and beyond.

D.NONFORFEITABILITY - Your interest in your SIMPLE IRA is nonforfeitable.

E.COMMINGLING ASSETS - The assets of your SIMPLE IRA cannot be commingled with other property except in a common trust fund or common investment fund.

F.LIFE INSURANCE - No portion of your SIMPLE IRA may be invested in life insurance contracts.

G.REFUND OF PREMIUMS - Any refund of Premiums must be applied before the close of the calendar year following the year of the refund toward the payment of future Premiums, paid-up annuity additions, or the purchase of additional benefits.

H.COLLECTIBLES - You may not invest the assets of your SIMPLE IRA in collectibles (within the meaning of Code section 408(m)). A collectible is defined as any work of art, rug or antique, metal or gem, stamp or coin, alcoholic beverage, or any other tangible personal property specified by the Internal Revenue Service (IRS). However, specially minted United States gold and silver coins and certain state-issued coins are permissible SIMPLE IRA investments. Platinum coins and certain gold, silver, platinum or palladium bullion (as described in Code section 408(m)(3) are also permitted as SIMPLE IRA investments.

I.REQUIRED  MINIMUM   DISTRIBUTIONS  -  You   are  required   to  take   minimum
  distributions from your SIMPLE IRA at certain times in accordance with Regulations section 1.408-8. Below is a summary of the SIMPLE IRA distribution rules.

  1.You are required to  take a minimum distribution  from your  SIMPLE IRA  for the year in which you reach age 70-1/2 and for each year thereafter. You must take your first distribution by your required beginning date, which is April 1 of the year following the year you attain age 70-1/2. Minimum distributions may be taken by annuitizing your contract to receive a series of periodic distributions made at intervals not longer than one year. The first distribution that must be made must be the distribution that is required for one payment interval. Payment intervals are the periods for which distributions are made to you (e.g., bimonthly, monthly, etc.). The second distribution need not be made until the end of the next payment interval.

    The size of your distributions will depend on the rate of return, your age (and the ages of your Beneficiary(ies), the amount of Premiums you have made to your SIMPLE IRA, and your distribution option. Your distributions must be made at intervals not longer than one year over your life or the life of you and your Designated Beneficiary. Distributions may also be made over a period certain not longer than your life expectancy or the joint life expectancy of you and your Beneficiary determined using the Uniform Lifetime Table provided by the IRS.

  2.If you do not annuitize your SIMPLE IRA, the minimum distribution for any taxable year is equal to the amount obtained by dividing the account balance at the end of the prior year by the applicable divisor.

    The applicable divisor is generally determined using the Uniform Lifetime Table provided by the IRS. The table assumes a Designated Beneficiary exactly 10 years younger than you, regardless of who is named as your Beneficiary(ies), if any. If your spouse is your sole Designated Beneficiary, and is more than 10 years younger than you, the required minimum distribution is determined annually using the actual joint life expectancy of you and your spouse, obtained from the joint and last survivor table provided by the IRS, rather than the life expectancy divisor from the Uniform Lifetime Table.

  3.We reserve the right to do any one of the following by April 1 of the year following the year in which you turn age 70-1/2:

    (a)   make no distribution until you give us a proper withdrawal request,


    (b)   distribute your entire SIMPLE IRA to you in a single sum payment,

    (c) determine your required minimum distribution each year based on your life expectancy, calculated using the Uniform Lifetime Table, and pay those distributions to you until you direct otherwise, or

    (d)   annuitize your IRA.

  4.Your   Designated   Beneficiary(ies)   is    determined   based    on    the
    Beneficiary(ies) designated as of the date of your death, who remains your Beneficiary(ies) as of September 30 of the year following the year of your death. If you die,

    (a) on or after your required beginning date, distributions must be made to your Beneficiary(ies) under the contract option chosen. If distributions are not made in the form of an annuity, distributions must be made over the longer of the single life expectancy of your Designated Beneficiary(ies), or your remaining life expectancy. If a Beneficiary(ies) other than an individual or qualified trust as defined in the Regulations is named, you will be treated as having no Designated Beneficiary of your IRA for purposes of determining the distribution period. If there is no Designated Beneficiary of your IRA, distributions will commence using your single life expectancy, reduced by one in each subsequent year.

    (b) before your required beginning date, the entire amount remaining in your account will, at the election of your Designated Beneficiary(ies), either

        (i) be distributed by December 31 of the year containing the fifth anniversary of your death, or

        (ii)  be  distributed  over  the  remaining  life   expectancy  of  your
              Designated Beneficiary(ies).

    Your Designated Beneficiary(ies) must elect either option (i) or (ii) by December 31 of the year following the year of your death. If no election is made, distributions will be calculated in accordance with option (ii). In the case of distributions under option (ii), distributions must commence by December 31 of the year following the year of your death. If your spouse is the Designated Beneficiary, distributions need not commence until December 31 of the year you would have attained age 70-1/2, if later. If a Beneficiary(ies) other than an individual or qualified trust as defined in the Regulations is named, you will be treated as having no Designated Beneficiary(ies) of your IRA for purposes of determining the distribution period. If there is no Designated Beneficiary of your SIMPLE IRA, the entire SIMPLE IRA must be distributed by December 31 of the year containing the fifth anniversary of your death.

    A spouse Beneficiary shall have all rights as granted under the Code or applicable Regulations to treat your SIMPLE IRA as his or her own.

  5.To the  extent  the IRS  permits use  of the  required minimum  distribution rules provided in either the 1987 or 2001 Proposed Regulations under Code sections 408 and 401(a)(9), those rules, as specifically described in the Regulations, and as summarized in the applicable IRS Publication 590, Individual Retirement Arrangement, may continue to be applied. These transactions are often complex. If you have any questions regarding required minimum distributions, please see a competent tax advisor.

INCOME TAX CONSEQUENCES OF ESTABLISHING A SIMPLE IRA

A.DEDUCTIBILITY FOR SIMPLE IRA PREMIUMS -  You may not take a deduction for  the payments to your SIMPLE IRA as either employee elective deferrals or employer contributions. However, elective deferrals to a SIMPLE IRA will reduce your taxable income. Further, employer SIMPLE IRA payments, including earnings, will not be taxable to you until you take a distribution from your SIMPLE IRA.

  Participation in your employer's SIMPLE IRA plan renders you an active participant for purposes of determining whether or not you can deduct Premiums to a Traditional IRA.

B.TAX CREDIT FOR PREMIUMS - For  taxable years beginning on or after January  1,
  2002, and ending on or before December 31, 2006, you may be eligible to receive a tax credit for your SIMPLE IRA deferrals. This credit may not exceed $1,000 in a given year. You may be eligible for this tax credit if you are

    o  age 18 or older as of the close of the taxable year,

    o  not a dependent of another taxpayer, and

    o  not a full-time student.

  The credit is based upon your income (see chart below) and will range from 0 to 50 percent of eligible Premiums. In order to determine the amount of your Premiums, add all of the deferrals made to your SIMPLE IRA and reduce these Premiums by any distributions that you may have taken during the testing period. The testing period begins two years prior to the year for which the credit is sought and ends on the tax return due date (including extensions) for the year for which the credit is sought. In order to determine your tax credit, multiply the applicable percentage from the chart below by the amount of your Premiums that do not exceed $2,000.


                   Adjusted Gross Income*<F5>
  ---------------------------------------------------------
                         Head of a                              Applicable
  Joint Return           Household          All Other Cases     Percentage
  ------------           ---------          ---------------     ----------

$1 -     30,000       $1 -      22,500     $1 -      15,000        50
30,001 - 32,500       22,501 -  24,375     15,001 -  16,250        20
32,501 - 50,000       24,376 -  37,500     16,251 -  25,000        10
Over     50,000       Over      37,500     Over      25,000         0


*<F5> Adjusted gross income includes foreign earned income and income from Guam, America Samoa, North Mariana Islands and Puerto Rico.

C.TAX-DEFERRED EARNINGS - The investment earnings of your SIMPLE IRA are not subject to federal income tax until distributions are made (or, in certain instances, when distributions are deemed to be made).

D.ROLLOVERS AND  CONVERSIONS - Your SIMPLE  IRA may be rolled  over to a  SIMPLE
  IRA of yours, may receive rollover contributions, and may be converted to a Roth IRA, provided that all of the applicable rollover and conversion rules are followed. Rollover is a term used to describe a tax-free movement of cash or other property from your SIMPLE IRA to either a Traditional IRA or another SIMPLE IRA. Conversion is a term used to describe the movement of SIMPLE IRA assets to a Roth IRA. A conversion is generally a taxable event. The rollover and conversion rules are generally summarized below. These transactions are often complex. If you have any questions regarding a rollover or conversion, please see a competent tax advisor.

  1. SIMPLE IRA TO SIMPLE IRA ROLLOVERS - Funds distributed from your SIMPLE IRA may be rolled over to a SIMPLE IRA of yours if the requirements of Code section 408(d)(3) are met. A proper SIMPLE IRA to SIMPLE IRA rollover is completed if all or part of the distribution is rolled over not later than 60 days after the distribution is received. You may not have completed another SIMPLE IRA to SIMPLE IRA rollover from the distributing SIMPLE IRA during the 12 months preceding the date you receive the distribution. Further, you may roll over the same dollars or assets only once every 12 months.

  2. SIMPLE IRA TO TRADITIONAL IRA ROLLOVERS - Funds may be distributed from your SIMPLE IRA and rolled over to your Traditional IRA without IRS penalty, provided two years have passed since you first participated in a SIMPLE IRA plan sponsored by your employer. As with SIMPLE IRA to SIMPLE IRA rollovers, the requirements of Code section 408(d)(3) must be met. A proper SIMPLE IRA to Traditional IRA rollover is completed if all or part of the distribution is rolled over not later than 60 days after the distribution is received. You may not have completed another SIMPLE IRA to Traditional IRA or SIMPLE IRA to SIMPLE IRA rollover from the distributing SIMPLE IRA during the 12 months preceding the date you receive the distribution. Further, you may roll over the same dollars or assets only once every 12 months.

  3. SIMPLE IRA TO EMPLOYER-SPONSORED RETIREMENT PLANS - As permitted by Code or applicable Regulations, you may roll over, directly or indirectly, any eligible rollover distribution from a SIMPLE IRA to an employer's qualified retirement plan, 403(a) annuity, 403(b) tax-sheltered annuity, or 457(b) eligible governmental deferred compensation plan, provided two years have passed since you first participated in a SIMPLE IRA plan sponsored by your employer. However, the employer-sponsored retirement plan must allow for such rollover contributions. An eligible rollover distribution is defined as any taxable distribution from a SIMPLE IRA that is not a part of a required minimum distribution. An employer-sponsored retirement plan may not be rolled over to a SIMPLE IRA.

  4. SIMPLE IRA TO ROTH IRA CONVERSIONS - If your modified adjusted gross income is not more than $100,000, and you are not married filing a separate income tax return, you are eligible to convert all or any portion of your existing SIMPLE IRA(s) into your Roth IRA(s) provided two years have passed since you first participated in a SIMPLE IRA plan sponsored by your employer. However, if you are age 70-1/2 or older you must remove your required minimum distribution prior to converting your SIMPLE IRA. The amount of the conversion from your SIMPLE IRA to your Roth IRA shall be treated as a distribution for income tax purposes, and is includible in your income. Although the conversion amount is generally included in income, the 10 percent early distribution penalty shall not apply to conversions from a SIMPLE IRA to a Roth IRA, regardless of whether you qualify for any exceptions to the 10 percent penalty.

  5. WRITTEN ELECTION - At the time you make a proper rollover to a SIMPLE IRA, you must designate in writing to us, your election to treat that contribution as a rollover. Once made, the rollover election is irrevocable.

E.RECHARACTERIZATIONS - If you have converted from a SIMPLE IRA to a Roth IRA, you may recharacterize the conversion along with net income attributable back to the SIMPLE IRA. The deadline for completing a recharacterization is your tax filing deadline (including any extensions), for the year in which the conversion was completed.

LIMITATIONS AND RESTRICTIONS

A.DEDUCTION OF ROLLOVERS AND TRANSFERS - A deduction is not allowed for rollover or transfer Premiums to your SIMPLE IRA.

B.GIFT TAX - Transfers of your SIMPLE IRA assets to a Beneficiary(ies) made during your life and at your request may be subject to federal gift tax under Code section 2501.

C.SPECIAL TAX TREATMENT - Capital gains treatment and 10-year forward income averaging authorized by Code section 402 do not apply to SIMPLE IRA distributions.

D.INCOME TAX  TREATMENT -  Any withdrawal  from your  SIMPLE IRA  is subject  to federal income tax withholding. You may, however, elect not to have withholding apply to your SIMPLE IRA withdrawal. If withholding is applied to your withdrawal not less than 10 percent of the amount withdrawn must be withheld.

E.PROHIBITED  TRANSACTIONS  -  If you  or  your  Beneficiary(ies)  engage  in  a prohibited transaction with your SIMPLE IRA, as described in Code section 4975, your SIMPLE IRA will lose its tax-deferred status and you must include the value of your SIMPLE IRA in your gross income for the taxable year you engage in the prohibited transaction. The following transactions are examples of prohibited transactions with your SIMPLE IRA: (1) taking a loan from your SIMPLE IRA; (2) buying property for personal use (present or future) with SIMPLE IRA funds; or (3) receiving certain bonuses or premiums because of your SIMPLE IRA.

F.PLEDGING - If you pledge any portion of your SIMPLE IRA as collateral for a loan, the amount so pledged will be treated as a distribution, and will be included in your gross income for the taxable year in which you pledge the assets.

G.LOANS - The policy loans provision of this contract shall not be operative.

FEDERAL TAX PENALTIES

A.EARLY DISTRIBUTION PENALTY - If you  are under age 59-1/2 and receive a SIMPLE
  IRA distribution, an additional tax of 10 percent will apply, unless made on account of 1) death, 2) disability, 3) a qualifying rollover, 4) the timely withdrawal of an excess Premium,5) a series of substantially equal periodic payments (at least annual payments) made over your life expectancy or the joint life expectancy of you and your Beneficiary,6) medical expenses which exceed 7.5 percent of your adjusted gross income,7) health insurance payments if you are separated from employment and have received unemployment compensation under a federal or state program for at least 12 weeks, 8) certain qualified education expenses, 9) first-home purchases (up to a life-time maximum of $10,000), or 10) a levy issued by the IRS. This additional tax will apply only to the portion of a distribution which is includible in your taxable income. If less than two years have passed since you first participated in a SIMPLE IRA plan sponsored by your employer, the additional tax shall be increased from 10 percent to 25 percent.

B.EXCESS PREMIUM PENALTY - An additional tax may be assessed against you by the IRS for Premiums which exceed the permissible limits under Code sections 408(b) and 408(p).

C.EXCESS  ACCUMULATION  PENALTY -  As  previously  described, you  must  take  a minimum distribution by your required beginning date for the year you attain age 70-1/2 and by the end of each year thereafter. Your Designated Beneficiary(ies) is required to take certain minimum distributions after your death. An additional tax of 50 percent is imposed on the amount of the required minimum distribution which should have been taken but was not.

D.PENALTY REPORTING - You must file IRS Form 5329 along with your income tax return to the IRS to report and remit any additional taxes.

OTHER

A.IRS PLAN  APPROVAL - The  Endorsement used to  establish this  SIMPLE IRA  has been approved by the IRS. The IRS approval is a determination only as to form. It is not an endorsement of the plan in operation or of the investments offered.

B.ADDITIONAL INFORMATION - You may obtain further information on SIMPLE IRAs from your District Office of the IRS. In particular, you may wish to obtain
  IRS Publication 590, Individual Retirement Arrangements, by calling 1-800-TAX-FORM or by visiting www.irs.gov on the Internet.